EXHIBIT 11
            Statement Regarding the Computation of Earnings Per Share

                                                                 For the three month period
                                                                       ending March 31
                                                                 --------------------------
                                                                    2000            1999
                                                                 ---------------------------
Weighted average shares outstanding:                             5,720,310        5,804,648

Common Stock

Common Stock Equivalents
         Stock Options                                                   0                 0
         Stock Awards                                                    0                 0
         ESOP Shares                                                     0                 0
Total Common Stock Equivalents                                           0                 0

Total weighted average shares outstanding                        5,720,310         5,804,648

Net Income                                                      $1,983,000        $1,904,000

Net Income Per Share                                                   .35(cent)         .33(cent)

Fully Diluted Income Per Share                                         .35(cent)         .33(cent)

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